Exhibit 99.1

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

TRIMERIS RECEIVES NASDAQ AUDIT COMMITTEE DEFICIENCY NOTIFICATION

DURHAM, N.C. - December 24, 2008 - Trimeris, Inc. (Nasdaq: TRMS) - today communicated that on December 18, 2008, the Company had received a Nasdaq Staff Deficiency Letter stating that the Company was not in compliance with the Nasdaq audit committee requirement for continued listing as set forth in Marketplace Rule 4350 due to the resignation on December 15, 2008 of Director Kevin C. Tang. At the time of his resignation, Mr. Tang served on the Company's audit committee. His resignation was previously announced by the Company on a Form 8-K filed with the Securities and Exchange Commission on December 16, 2008.

Consistent with Marketplace Rule 4350(d)(4), Nasdaq will provide the Company with a cure period to regain compliance. The cure period runs until the earlier of December 15, 2009 or the Company's next annual meeting of stockholders. If the Company's annual meeting of stockholders is held before June 15, 2009, then compliance with the listing standard must be achieved no later than June 15, 2009.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

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